UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2016

Medizone International, Inc.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	2-93277-D (Commission File Number)	87-0412648 (IRS Employer Identification No.)

4000 Bridgeway, Suite 401, Sausalito, California 94965
(Address of principal executive offices, Zip Code)

Registrant's telephone number, including area code: (415) 331-0303

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
 (b) (c)           Resignation of Chief Financial Officer and Appointment of new Chief Financial Officer.
Effective October 1, 2016, Medizone International, Inc. (the “Company”) hired Stephanie Lynn Sorensen as its Chief Financial Officer, following the resignation effective the same day of the former Chief Financial Officer of the Company, Boyd Gayle Evans, who resigned in order to pursue other business opportunities.

Ms. Sorensen, age 46, has a Masters of Business Administration degree from the University of Utah (1998) and a Bachelors of Science from the Marriot School of Management, Brigham Young University (1992). Ms. Sorensen also currently serves part-time as the Corporate Controller for Q Therapeutics, Inc. and Elute, Inc. both in Salt Lake City, Utah. Q Therapeutics, Inc. is a clinical-stage biopharmaceutical company that is developing human cell-based therapies that can be sold as “off –the-shelf” pharmaceuticals intended to treated neurodegenerative diseases of the brain and spinal cord.  Elute, Inc. is a start-up private company developing and commercializing a new class of polymer-controlled drug delivery devices designed to prevent and treat orthopedic and other surgical bone infections.

From October 2009 to August 2012, Ms. Sorensen was the Assistant Controller of World Heart Corporation, a publicly traded medical device company that had developed a ventricular heart valve for late stage heart failure patients as a bridge-to-transplant solution. WorldHeart was acquired by HeartWare International, Inc. in 2012. From November 2007 to October 2009, Ms. Sorensen was the Assistant Controller of Amedica Corporation, a medical device company that developed and sold ceramic spinal implants.  Prior to Amedica, Ms. Sorensen held various operational and financial positions for both private and public companies in the pharmaceutical, telecommunications, and software development industries.

The Company and Ms. Sorensen entered into an employment agreement that is subject to termination at the discretion of either party. Mr. Sorensen will be paid an annual salary of $60,000.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

The following exhibits are provided as part of the information furnished under this Current Report on Form 8-K:

Exhibit 10.1                  Executive Employment Agreement with Stephanie L. Sorensen dated October 1, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medizone International, Inc.

By:	/s/ Stephanie L. Sorensen
Stephanie L. Sorensen Chief Financial Officer

Date: October 6, 2016